Exhibit 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Yahaira Garcia-Perea
Marketing & Corporate Communications Manager
Bank of Marin
916-231-6703 | YahairaGarcia-Perea@bankofmarin.com

Bank of Marin Bancorp Appoints Sathis Arasadi as
Chief Information Officer

Arasadi—a software engineer, technology leader, and experienced CIO—brings more than two decades of fintech experience in global financial services, regional and community banking

NOVATO, CA – March 20, 2023 – Bank of Marin Bancorp (Nasdaq: BMRC) and its wholly owned subsidiary, Bank of Marin, announce the appointment of Sathis Arasadi as chief information officer, effective March 20.

“We are thrilled to welcome Sathis to the Bank of Marin team,” said Tim Myers, president and CEO. “His vast experience leading digital and technology transformations combined with his knowledge of software engineering will be an asset to our organization as we integrate technology enhancements into our operations and customer delivery channels.”

Arasadi brings a wealth of knowledge and experience from a more than twenty-year career in financial services, specializing in engineering and financial technology (fintech). A mechanical engineer by trade, Arasadi became a software engineer and technology leader directing large-scale digital and technology transformations. Prior to joining Bank of Marin, Arasadi served as senior vice president, technology and process improvements, and chief information officer at a Bay Area-based community bank.

“I look forward to working alongside a talented team, delivering best-in-class digital experiences to strengthen customer relationships while advancing the Bank’s digital solutions and infrastructure,” said Arasadi.

Arasadi holds a bachelor’s degree in mechanical engineering from Thiagarajar College of Engineering in Madurai, India. Additionally, he has earned various computer science specializations including programming, systems architecture, and data management.

An East Bay resident, Arasadi is a longtime volunteer at International Tamil Academy located in San Ramon. As part of pursuing his passion for languages, Arasadi taught Tamil for nearly a decade to school-aged children.

About Bank of Marin Bancorp

Founded in 1990 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC). A leading business and community bank in Northern California, with assets of $4.1 billion as of December 31, 2022, Bank of Marin has 30 retail branches and eight commercial banking offices located across 10 counties. Bank of Marin provides commercial banking, personal banking, and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and Nasdaq ABA Community Bank Index. For more information, go to www.bankofmarin.com.